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                                                                      EXHIBIT 23





                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------




The Board of Directors
Premier Industrial Corporation:


We consent to incorporation by reference in the registration statement No. 33-25251 on Form S-8 of Premier Industrial Corporation of our report dated July 20, 1995, relating to the consolidated balance sheets of Premier Industrial Corporation and subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1995, which report appears in the May 31, 1995 annual report on Form 10-K of Premier Industrial Corporation.





/s/KPMG PEAT MARWICK LLP
------------------------
KPMG PEAT MARWICK LLP


Cleveland, Ohio
August 23, 1995